Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	James H. Moss
Chief Financial Officer
(717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES YEAR AND FOURTH QUARTER RESULTS AND DECLARES INCREASED QUARTERLY CASH DIVIDEND

Harrisburg, Pennsylvania (January 22, 2004) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income per share was $1.24, or $41.5 million, for the year 2003 as compared to $1.23 per share, or $46.9 million, for the year 2002. The improvement in net income per share for the year 2003 reflects the impact of stock repurchases totaling 3.5 million shares during 2003. Net income was $8.9 million or $.27 per share for the fourth quarter ended December 31, 2003. The $.27 per share compares with net income of $.29 per share for the quarter ended December 31, 2002 and $.30 per share for the quarter ended September 30, 2003. All per share amounts in this release have been adjusted to reflect the 5% stock dividend distributed August 15, 2003.

     Waypoint also announced that the Board of Directors declared an increased quarterly cash dividend of $.14 per share to shareholders of record as of February 5, 2004. The dividend will be paid on February 16, 2004. This quarterly cash dividend represents an increase of $.02 per share or 16.7% over the cash dividend previously paid.

     David E. Zuern, President and CEO, discussed Waypoint’s business performance during the quarter and for the year 2003. He stated: “Waypoint continued to build franchise value during the quarter through strong growth in commercial and consumer loans, transaction deposits, banking fees, and financial services fees. At the same time, we further improved our credit quality indicators, which already were at sound levels, and continued to strengthen the balance sheet by replacing borrowings with deposit growth.”

     Zuern reported that Waypoint’s commercial and consumer loan portfolios combined grew $40 million during the quarter, with aggregate commercial and consumer loans exceeding $2.0 billion at year end. Commercial and consumer loan growth totaled $436 million for 2003, up 27%. Although mortgage loans in portfolio decreased almost $350 million during 2003, the runoff from prepayments slowed considerably during the fourth quarter. Continued growth is expected in the loan portfolio during 2004.

     On the liability side, Waypoint’s core deposits grew $85 million during the quarter, up 7%, and over $300 million for 2003, an increase of 31%. Within the deposit portfolio, the bank experienced substantial growth both in transaction and money market deposit accounts, while time deposits decreased $44.0 million for the year. Zuern said the changes to the company’s liability mix demonstrate significant progress in Waypoint’s transition from a thrift to a commercial bank.

     Zuern added that Waypoint’s core noninterest income (banking services and account fees, financial services fees and residential mortgage banking income) continues to strengthen, particularly fee income from banking services. Core noninterest income totaled $7.0 million this quarter, up from $6.8 million in the fourth quarter of 2002. Core noninterest income was down from $10.1 million in the third quarter of 2003 due to decreased mortgage banking revenue and decreased title insurance fees as mortgage loan refinancing slowed substantially. Waypoint’s total non-interest income rose 8.8% during 2003, totaling $42.4 million.

     Zuern also discussed Waypoint’s balance sheet and capital management strategies: “Solid loan growth and expectations for continued growth in 2004 allowed the company to reduce its cash and investments by almost $100 million during the quarter and over $200 million for the year. We plan to continue our deleveraging strategy in 2004, which we expect will further improve net interest income, positively impact margin levels and allow us to continue additional capital management strategies, including share repurchases and dividend payouts.”

     Zuern commented on expansion underway in the company’s community banking franchise. “Our recent expansion along the I-81 corridor is already contributing meaningful results. We are pleased with the customer response to our new branches in Chambersburg, Gettysburg, Shippensburg, and Dillsburg, and our new satellite office at Messiah College in Grantham. Our new branch and commercial lending initiatives in State College have exceeded our expectations, and Waypoint will open another branch in that market in 2004. We continue to actively seek market penetration, expansion, and acquisition opportunities to expand our niche as a large locally-headquartered community bank.”

     Zuern closed with comments on Waypoint’s business transition, as the company marked its third anniversary during the quarter: “We’ve spent Waypoint’s first three years transforming two thrifts into a single diversified institution that is now competing successfully with local commercial banks. We are confident we have the right infrastructure, strategy and, most importantly, the right people to deliver profitable growth to our shareholders going forward.”

     Waypoint Financial Corp. is a $5.3 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 65 branches. Waypoint Bank operates 57 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 120,000 household and business customers.

     The following page contains a summary of selected financial data for the most recent five fiscal quarters.

Selected Ratios and Other Data (Unaudited)

	As of or for the three months ended

	December,	September,	June,	March,	December,
	2003	2003	2003	2003	2002

Basic income per share	$0.28	$0.31	$0.35	$0.33	$0.30
Diluted income per share	$0.27	$0.30	$0.34	$0.33	$0.29
Return on average equity	8.97%	9.83%	10.82%	10.35%	9.17%
Return on average assets	0.67%	0.72%	0.84%	0.84%	0.78%
Net interest margin (tax equivalent)	2.24%	2.28%	2.44%	2.47%	2.52%
Noninterest income divided by average assets	0.80%	0.83%	0.80%	0.70%	0.57%
Noninterest expense divided by average assets	1.89%	1.67%	1.67%	1.63%	1.69%
Efficiency ratio	67.12%	59.31%	55.21%	54.84%	58.52%
Effective income tax rate	21.49%	28.59%	30.40%	27.48%	24.86%
Diluted average equivalent shares	32,622,332	33,135,917	33,662,564	34,768,749	36,360,899
Book value per share	$12.10	$12.29	$12.41	$12.21	$12.43
Stockholders equity to total assets	7.55%	7.62%	7.42%	7.47%	8.35%

Selected Financial Condition Data (Unaudited, amounts in thousands)

	As of the periods ended

	December,	September,	June,	March,	December,
	2003	2003	2003	2003	2002

Total assets	$5,329,902	$5,429,818	$5,639,363	$5,602,738	$5,425,013
Loans receivable, net	2,397,640	2,390,740	2,379,562	2,338,478	2,310,106
Loans held for sale, net	17,011	30,002	38,333	33,666	30,328
Marketable securities	2,587,752	2,667,038	2,878,814	2,913,329	2,792,112
Deposits	2,720,915	2,630,393	2,581,661	2,452,834	2,453,390
Borrowings	2,110,681	2,273,446	2,459,577	2,531,514	2,414,480
Stockholders’ equity	402,233	413,710	418,561	418,622	452,882

Selected Operating Data (Unaudited, amounts in thousands)

	For the three month periods ended

	December,	September,	June,	March,	December,
	2003	2003	2003	2003	2002

Interest income	$59,735	$60,877	$64,550	$65,809	$69,510
Interest expense	32,879	33,489	34,134	35,337	38,524

Net interest income	26,856	27,388	30,416	30,472	30,986
Provision for loan losses	1,014	2,014	2,064	2,421	2,085

Net interest income after provision for loan losses	25,842	25,374	28,352	28,051	28,901
Noninterest income	10,681	11,495	10,827	9,429	7,712
Noninterest expense	25,193	23,063	22,772	21,882	22,647

Income before taxes	11,330	13,806	16,407	15,598	13,966
Income tax expense	2,435	3,946	4,987	4,286	3,472

Net income	$8,895	$9,860	$11,420	$11,312	$10,494

Discussion of Operating Results

     Net income totaled $.27 per share for the quarter ended December 31, 2003 (“the current quarter”) as compared to net income of $.29 per share for the quarter ended December 31, 2002 and $.30 per share for the quarter ended September 30, 2003. Net income for the current quarter was $8.9 million versus $10.5 million for the quarter ended December 31, 2002 and $9.9 million for the quarter ended September 30, 2003.

     Net interest income before provision for loan losses totaled $26.9 million for the current quarter as compared to $31.0 million recorded during the quarter ended December 31, 2002 and $27.4 million for the quarter ended September 30, 2003. The decrease in net interest income came primarily from the cumulative effects of record high prepayments during 2003 on mortgage loans and mortgage-backed securities. Waypoint experienced a negative impact on its margin from the effects of decreased net discount accretion on mortgage backed securities, which totaled $.2 million during the current quarter as compared to net discount accretion of $2.7 million for the quarter ended December 31, 2002. Also, FHLB dividends were down $.6 million during the current quarter relative to the comparable prior quarter primarily due to reductions in the dividend rate paid by the FHLB of Pittsburgh. As part of its strategic initiatives, Waypoint also reduced its investment portfolio and repaid certain short term borrowings, which had a negative impact on net interest income and the margin. As a result of these various impacts, the net interest margin ratio (tax-equivalent) decreased to 2.24% for the current quarter as compared to 2.52% for the quarter ended December 31, 2002 and 2.28% for the quarter ended September 30, 2003. See Table 3 which appears later in this release for a detailed schedule of Waypoint’s average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint’s net interest income.

     Pursuant to management’s evaluation of the adequacy of Waypoint’s allowance for loan losses, the provision for loan losses totaled $1.0 million for the current quarter versus $2.1 million for the quarter ended December 31, 2002 and $2.0 million for the quarter ended September 30, 2003. The decreased provision amount for the current quarter reflects the impact of improving economic conditions on the allowance for loan losses. Please see the Discussion of Asset Quality that appears later in this section and Tables 5, 6, and 7 following the financial statements for additional information regarding credit quality.

     Noninterest income was $10.7 million for the quarter ended December 31, 2003, as compared to $7.7 million for the quarter ended December 31, 2002 and $11.5 million for the quarter ended September 30, 2003. Notable changes in the current quarter versus the quarter ended December 31, 2002 included:

•	Banking service and account fees increased to $4.0 million, up $.4 million primarily on increased overdraft and NSF fees and increased service charge fees.

•	Financial services fees increased to $2.1 million, up $.3 million. Within this category, insurance fees were $1.5 million, up $.4 million. This increase in insurance fees included $.6 million from Waypoint Benefits Consulting, acquired on April 1, 2003, and a decrease of $.2 million from title insurance fees. The net increase in insurance fees was partly offset by a decrease of $.1 million in retail brokerage fees on decreased commissioned transaction volume.

•	Residential mortgage banking income totaled $.9 million, down from $1.4 million. Within this category, net gains on the sale of loans decreased to $.9 million from $1.7 million and loan servicing activities including valuation adjustments improved to breakeven, up from a loss of $.3 million. The loan sale results reflect the substantial decrease in refinancing activity in the current quarter relative to the four quarter period ended September 30, 2003.

•	Other income totaled $.1 million, up from a net loss of $.7 million in the comparable prior quarter. Items of note in the current quarter included a gain of $.4 million with the completion of lot sales in two mature real estate investment partnerships, which was offset by a $.5 million loss from Waypoint’s investment in small business investment corporation (SBIC) partnerships. Of significance during the comparable prior quarter was a $.7 million loss on low income housing tax credit investments versus a $.3 million loss in the current quarter.

     Noninterest expense was $25.2 million for the quarter ended December 31, 2003, up $2.6 million from $22.6 million for the quarter ended December 31, 2002 and up $2.1 million from the quarter ended September 30, 2003. Notable changes in the quarter ended December 31, 2003 relative to the quarter ended December 31, 2002 included:

•	Salaries and benefits expense totaled $13.2 million, up $1.3 million primarily due to expansion in the retail banking and financial services business lines, increased investment in sales and marketing personnel, and annual merit raises.

•	Equipment and occupancy expenses totaled $3.8 million, up $.3 million primarily on expansion of the retail branch network.

•	Marketing expenses were up $.3 million on increased media advertising.

•	Other expenses were $4.1 million, up $.5 million primarily due to a $1.1 million impairment charge on an administrative building that is being marketed for sale. During the comparable prior period, Director RRP benefit expense was $.4 million higher than the current period due to vesting upon the 2002 retirement of several long-time directors. The prior period was also burdened by $.2 million of system conversion expenses versus none in the current period.

     Income tax expense for the current quarter totaled $2.4 million, or an effective tax rate of 21.5% on income before taxes of $11.3 million. This compares to income taxes of $3.5 million or an effective tax rate of 24.9% on income before taxes of $14.0 million for the quarter ended December 31, 2002. The decrease in the effective tax rate resulted primarily from a decrease in income that is taxed at full statutory rates.

Discussion of Financial Condition

     Waypoint’s total assets decreased to $5.330 billion at December 31, 2003, down from $5.425 billion at December 31, 2002 and down from $5.430 billion at September 30, 2003. Cash and securities combined decreased $97.1 million during the quarter ended December 31, 2003 and decreased $200.4 million for the year 2003.

     Waypoint continued to experience strong growth in its commercial and consumer loan portfolios during the current quarter. Commercial loans increased $28.3 million during the current quarter and $203.4 million or 22.7% for the year 2003. Consumer and other loans increased $12.2 million during the current quarter and $233.0 million or 33.1% during the year 2003. Partially offsetting these increases, residential mortgage loans decreased $34.3 million during the current quarter and decreased $348.0 million or 48.3% for the year 2003. During 2003, Waypoint sold substantially all residential mortgage originations and, for the first three quarters of the year, prepayments occurred at a historically high level on mortgage loans held in portfolio. Waypoint’s loan portfolio is presented in Table 1 which appears later in this report.

     Waypoint’s deposit portfolio increased to $2.721 billion at December 31, 2003, up from $2.453 billion at December 31, 2002 and $2.630 billion at September 30, 2003. Within the deposit portfolio, Waypoint experienced substantial growth in its core deposits, which include savings, transaction, and money market deposit accounts. Core deposits increased $85.7 million during the current quarter and $311.5 million or 31.1% for the year 2003. Time deposits increased $4.8 million during the current quarter but decreased $44.0 million for the year 2003. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

     Waypoint’s portfolio of customer repurchase agreements totaled $56.1 million at December 31, 2003 as compared to $59.5 million at December 31, 2002 and $64.6 million at September 30, 2003. Waypoint offers this investment product to its commercial customers as part of a broad range of products and services targeted to this profitable market segment. Customer repurchase agreements represent a lower-cost source of funding for Waypoint and are included in borrowings on the Statement of Financial Condition.

     Waypoint had $402.2 million in stockholders’ equity, or 7.55% of total assets, at December 31, 2003, as compared to $452.9 million or 8.35% at December 31, 2002 and $413.7 million or 7.62% at September 30, 2003. Notable changes in stockholders’ equity for the quarter ended December 31, 2003 included increases of $8.9 million in net income, $3.3 million from the vesting of RRP shares, $1.2 million from the release of ESOP shares and a net increase in other activity of $.4 million. Offsetting these increases were stock repurchases of $12.3 million, a decrease of $9.1 million in the market value of available-for-sale securities (net of taxes) and dividends paid to shareholders totaling $3.9 million. Notable activity for the year 2003 included increases of $41.5 million from net income, $5.4 million from stock option exercises, $3.3 million from the vesting of RRP shares, $1.2 million from the release of ESOP shares, and a net increase in other activity of $1.1 million. These increases were offset by stock repurchases totaling $67.6 million, a decrease of $20.9 million in the market value of available-for-sale securities (net of taxes), and dividends paid to shareholders totaling $14.7 million. Also, as a result of Waypoint’s 5% stock dividend distributed August 15, 2003, $30.5 million of retained earnings were transferred to common stock and paid in capital.

Discussion of Asset Quality

     Non-performing loans totaled $18.2 million or 0.75% of total loans as of December 31, 2003 as compared to $20.0 million or 0.86% of total loans as of December 31, 2002. Waypoint’s allowance for loan losses was $28.4 million or 1.17% of total loans as of December 31, 2003, as compared to $27.5 million or 1.18% of total loans as of December 31, 2002. Net loan charge-offs as a percentage of average loans outstanding totaled 0.31% on an annualized basis for the quarter ended December 31, 2003 as compared to 0.22% for the quarter ended December 31, 2002. Net loan charge-offs as a percentage of average loans outstanding totaled 0.27% for both of the years 2003 and 2002. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.

     Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated”, and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation’s operations, pricing, products and services.

WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2003	2002

	(Unaudited)
	(All dollar amounts in thousands)
Assets
Cash and cash equivalents	$100,016	$96,088
Marketable securities	2,587,752	2,792,112
Loans receivable, net	2,397,640	2,310,106
Loans held for sale, net	17,011	30,328
Loan servicing rights	2,528	3,167
Investment in real estate and other joint ventures	20,773	14,811
Premises and equipment, net of accumulated depreciation of $45,261 and $41,062	49,789	48,826
Accrued interest receivable	23,597	26,585
Goodwill	17,816	10,302
Other intangible assets	2,946	1,676
Income taxes receivable	—	72
Deferred tax asset, net	9,059	—
Other assets	100,975	90,940

Total assets	$5,329,902	$5,425,013

Liabilities and Shareholders Equity
Deposits	$2,720,915	$2,453,390
Other borrowings	2,110,681	2,414,480
Escrow	2,568	3,348
Accrued interest payable	10,009	10,295
Postretirement benefit obligation	2,248	2,310
Deferred tax liability	—	3,683
Income taxes payable	2,586	—
Trust preferred debentures	46,392	29,102
Other liabilities	32,270	55,523

Total liabilities	4,927,669	4,972,131

Preferred stock, 10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares, 42,830,542 shares issued and 33,247,630 outstanding at December 31, 2003, 42,527,490 shares issued and 36,437,316 shares outstanding at December 31, 2002	425	404
Paid in capital	361,987	315,636
Retained earnings	241,668	245,388
Accumulated other comprehensive income	(8,502)	11,710
Employee stock ownership plan	(13,423)	(14,460)
Recognition and retention plans	(4,206)	(6,977)
Treasury stock, 9,582,912 shares at December 31, 2003 and 6,090,174 shares at December 31, 2002	(175,716)	(98,819)

Total stockholders’ equity	402,233	452,882

Total liabilities and stockholders’ equity	$5,329,902	$5,425,013

WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(Unaudited)
	(All dollar amounts in thousands, except per share data)
Interest Income:
Loans	$34,845	$39,316	$145,884	$165,140
Marketable securities and interest-earning cash	24,890	30,194	105,087	115,994

Total interest income	59,735	69,510	250,971	281,134

Interest Expense:
Deposits and escrow	13,395	17,674	54,616	72,991
Borrowed funds	19,484	20,850	81,223	84,922

Total interest expense	32,879	38,524	135,839	157,913

Net interest income	26,856	30,986	115,132	123,221
Provision for loan losses	1,014	2,085	7,513	10,840

Net interest income after provision for loan losses	25,842	28,901	107,619	112,381

Noninterest Income:
Banking service and account fees	3,985	3,576	15,605	12,965
Financial services fees	2,091	1,746	9,279	7,193
Residential mortgage banking	943	1,443	6,574	3,211
Bank-owned life insurance	1,002	1,183	4,371	4,690
Gain on securities and derivatives, net	2,598	469	9,069	9,098
Other	62	(711)	(2,466)	1,839

Total noninterest income	10,681	7,706	42,432	38,996

Noninterest Expense:
Salaries and benefits	13,229	11,899	48,980	45,419
Equipment expense	1,813	1,715	7,246	7,053
Occupancy expense	1,992	1,799	7,499	6,576
Marketing	1,277	970	4,957	4,248
Amortization of intangible assets	207	119	725	1,589
Outside services	1,257	1,207	5,110	4,667
Communications and supplies	1,323	1,377	5,175	4,887
Other	4,095	3,556	13,218	12,057

Total noninterest expense	25,193	22,642	92,910	86,496

Income before income taxes	11,330	13,965	57,141	64,881
Income tax expense	2,435	3,471	15,654	18,015

Net Income	$8,895	$10,494	$41,487	$46,866

Basic earnings per share	$0.28	$0.30	$1.27	$1.26

Diluted earnings per share	$0.27	$0.29	$1.24	$1.23

Table 1 – Loans Receivable, Net

	December 31,	December 31,
	2003	2002

Residential mortgage loans:
One-to-four family	$347,679	$697,505
Construction	25,500	23,636

Total residential mortgage loans	373,179	721,141

Commercial loans:
Commercial real estate	651,139	533,088
Commercial business	343,129	307,655
Construction and site development	103,611	53,774

Total commercial loans	1,097,879	894,517

Consumer and other loans:
Manufactured housing	93,323	106,098
Home equity and second mortgage	561,937	360,102
Indirect automobile	174,416	138,530
Other	106,968	98,887

Total consumer and other loans	936,644	703,617

Loans receivable, gross	2,407,702	2,319,275

Plus:
Dealer reserves	23,584	25,845
Less:
Unearned premiums	6	95
Net deferred loan origination fees	5,209	7,413
Allowance for loan losses	28,431	27,506

Loans receivable, net	$2,397,640	$2,310,106

Table 2 – Deposits

	December 31,	December 31,
	2003	2002

Savings	$252,072	$250,780
Time	1,408,970	1,452,973
Transaction	560,520	379,211
Money market	499,353	370,426

Total deposits	$2,720,915	$2,453,390

Table 3a – Average Balance Sheet, quarter

	For the three months ended,

	December 31, 2003			December 31, 2002

	Average		Average	Average		Average
	Balance	Interest (2)	Yield/Cost	Balance	Interest (2)	Yield/Cost

Assets:	(Dollar amounts in thousands)
Interest-earning assets:
Loans, net (1) (5)	$2,435,286	$35,052	5.69%	$2,376,936	$39,488	6.58%
Marketable securities	2,534,629	25,337	4.05	2,705,717	30,628	4.61
Other interest-earning assets	46,289	96	0.89	81,812	239	1.33

Total interest-earning assets	5,016,204	60,485	4.81	5,164,465	70,355	5.47

Noninterest-earning assets	309,704			192,703

Total assets	$5,325,908			$5,357,168

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings deposits	$251,190	200	0.32	$$249,761	506	0.80
Time deposits	1,411,541	10,874	3.06	1,476,922	14,699	3.95
Transaction and money market	1,028,406	2,317	0.88	757,288	1,376	0.70
Escrow	1,897	4	0.87	2,785	5	0.80
Borrowed funds	2,186,370	19,484	3.49	2,366,978	21,938	3.63

Total interest-bearing liabilities	4,879,404	32,879	2.64	4,853,734	38,524	3.13

Noninterest-bearing liabilities	49,729			42,474

Total liabilities	4,929,133			4,896,208
Stockholders’ equity	396,775			460,960

Total liabilities and stockholders’ equity	$5,325,908			$5,357,168

Net interest income — tax-equivalent		27,606			31,831
Interest rate spread (3)			2.17%			2.34%

Net interest-earning assets	$136,800			$310,731

Net interest margin (4)			2.24%			2.52%

Ratio of interest-earning assets to interest-bearing liabilities	1.03x			1.06x

Adjustment to reconcile tax-equivalent net interest income to net interest income		(1,764)			(2,930)

Net interest income		$25,842			$28,901

(1)	Includes net income recognized on deferred loan fees of $263,000 for the three months ended December 31, 2003, and $322,000 for the three months ended December 31, 2002.

(2)	Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3)	Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4)	Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)	Includes loans on nonaccrual status and loans held for sale.

Table 3b – Average Balance Sheet, year-to-date

	For the twelve months ended,

	December 31, 2003			December 31, 2002

	Average		Average	Average		Average
	Balance	Interest (2)	Yield/Cost	Balance	Interest (2)	Yield/Cost

Assets:	(Dollar amounts in thousands)
Interest-earning assets:
Loans, net (1) (5)	$2,418,147	$146,643	6.04%	$2,414,520	$165,929	6.84%
Marketable securities	2,660,371	106,826	4.15	2,570,136	117,961	4.67
Other interest-earning assets	64,539	583	1.00	61,615	806	1.71

Total interest-earning assets	5,143,057	254,052	5.01	5,046,271	284,696	5.68

Noninterest-earning assets	264,959			201,847

Total assets	$5,408,016			$5,248,118

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings deposits	$256,823	1,095	0.43	$240,786	2,659	1.09
Time deposits	1,401,607	46,587	3.33	1,503,941	63,411	4.15
Transaction and money market	892,954	6,906	0.77	781,763	6,894	0.88
Escrow	3,234	28	0.87	4,426	27	0.61
Borrowed funds	2,388,918	81,223	3.40	2,203,831	84,921	3.85

Total interest-bearing liabilities	4,943,536	135,839	2.73	4,734,747	157,912	3.31

Noninterest-bearing liabilities	47,718			43,110

Total liabilities	4,991,254			4,777,857
Stockholders’ equity	416,762			470,261

Total liabilities and stockholders’ equity	$5,408,016			$5,248,118

Net interest income — tax-equivalent		118,213			126,784
Interest rate spread (3)			2.28%			2.37%

Net interest-earning assets	$199,521			$311,524

Net interest margin (4)			2.36%			2.57%

Ratio of interest-earning assets to interest-bearing liabilities	1.04x			1.07x

Adjustment to reconcile tax-equivalent net interest income to net interest income		(10,594)			(14,403)

Net interest income		$107,619			$112,381

(1)	Includes net income (expense) recognized on deferred loan fees and costs of $2,112,000 for the twelve months ended December 31, 2003, and $(67,000) for the twelve months ended December 31, 2002.

(2)	Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3)	Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4)	Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)	Includes loans on non-accrual status and loans held for sale.

Table 4 – Rate/Volume Analysis of Changes in Tax-equivalent Net Interest Income

	Three Months Ended December 31, 2003			Twelve Months Ended December 31, 2003
	Compared to			Compared to
	Three Months Ended December 31, 2002			Twelve Months Ended December 31, 2002
	Increase (Decrease)			Increase (Decrease)

	Volume	Rate	Net	Volume	Rate	Net

	(Dollar amounts in thousands)
Interest-earning assets:
Loans, net	$952	$(5,388)	$(4,436)	$247	$(19,533)	$(19,286)
Marketable securities	(1,856)	(3,434)	(5,290)	4,047	(15,182)	(11,135)
Other interest-earning assets	(86)	(57)	(143)	37	(260)	(223)

Total interest-earning assets	(990)	(8,879)	(9,869)	4,331	(34,975)	(30,644)

Interest-bearing liabilities:
Savings deposits	3	(309)	(306)	165	(1,729)	(1,564)
Time deposits	(626)	(3,199)	(3,825)	(4,092)	(12,732)	(16,824)
Transaction and money market deposits	570	371	941	935	(923)	12
Escrow	(2)	1	(1)	(8)	9	1
Borrowed funds	(1,604)	(849)	(2,453)	6,824	(10,522)	(3,698)

Total interest-bearing liabilities	(1,659)	(3,985)	(5,644)	3,824	(25,897)	(22,073)

Change in net interest income	$669	$(4,894)	$(4,225)	$507	$(9,078)	$(8,571)

Table 5 – Analysis of Allowance for Loan Losses

	For the Three Months Ended		For the Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

	(All dollar amounts in thousands)
Balance at beginning of the period	$29,291	$26,749	$27,506	$23,069
Provision for loan losses	1,014	2,085	7,513	10,840
Charge-offs:
Residential mortgage loans	(142)	(94)	(595)	(853)
Commercial loans	(1,067)	(578)	(2,732)	(2,766)
Consumer and other loans	(955)	(1,012)	(4,596)	(4,257)

Total charge-offs	(2,164)	(1,684)	(7,923)	(7,876)
Recoveries:
Residential mortgage loans	18	125	139	275
Commercial loans	88	56	389	374
Consumer and other loans	184	175	807	824

Total recoveries	290	356	1,335	1,473

Net charge-offs	(1,874)	(1,328)	(6,588)	(6,403)

Balance at end of period	$28,431	$27,506	$28,431	$27,506

Annualized net charge-offs to average loans	0.31%	0.22%	0.27%	0.27%
Allowance for loan losses as a % of total loans	1.17%	1.18%	1.17%	1.18%

Table 6 — Non-performing Assets

	As of	As of
	December 31, 2003	December 31, 2002

	(Amounts in thousands)
Non-accrual residential mortgage loans	$443	$792
Non-accrual commercial loans	8,173	9,331
Non-accrual other loans	90	126

Total non-accrual loans	8,706	10,249
Loans 90 days or more delinquent and still accruing	9,498	9,743

Total non-performing loans	18,204	19,992
Total foreclosed other assets	313	505
Total foreclosed real estate	472	492

Total non-performing assets	$18,989	$20,989

Total non-performing loans to total loans	0.75%	0.86%
Allowance for loan losses to non-performing loans	156.18%	137.59%
Total non-performing assets to total assets	0.36%	0.39%

Table 7 — Allocation of the Allowance for Loan Losses

	As of December 31, 2003		As of December 31, 2002

	(All dollar amounts are in thousands)
		% of Total		% of Total
	Amount	Reserves	Amount	Reserves

Residential mortgage loans	$665	2.34%	$1,201	4.37%
Commercial loans	19,180	67.46%	19,235	69.93%
Consumer and other loans	5,789	20.36%	4,424	16.08%
General	2,797	9.84%	2,646	9.62%

Total	$28,431	100.00%	$27,506	100.00%

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